Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is by and between Christopher J. O’Connell (the “Executive”) and Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”).

WHEREAS, the Executive and the Company are party to that certain offer letter dated as of June 23, 2015 (the “Offer Letter”); and

WHEREAS, the Executive will separate from his position as President and Chief Executive Officer of the Company effective as of the Transition Date and as an employee of the Company effective as of the Separation Date (each, as defined below).

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:

1. Transition; Separation. The Executive will continue to be employed as the President and Chief Executive Officer of the Company from the date of this Agreement through the earlier of (i) the date on which a new Chief Executive Officer has commenced employment and (ii) December 31, 2020 (the “Transition Date”). If the Transition Date occurs before December 31, 2020, the Executive will continue to be employed by the Company as a full-time employee of the Company, and a Senior Advisor to the Chief Executive Officer, from the Transition Date through December 31, 2020 (unless earlier terminated by the Company for “Cause” (as defined in the Offer Letter) or by the Executive for any reason, which termination by Executive shall not be treated as noncompliance with this Agreement) (the date of the Executive’s actual termination of employment with the Company, including in the event of Executive’s death or “Disability” (as defined in the Offer Letter), the “Separation Date”). The parties also agree that if the Transition Date is December 31, 2020, the Separation Date will also be December 31, 2020. For the avoidance of doubt, prior to the Separation Date, the Executive’s employment with the Company will continue to be governed in all respects with the terms and conditions set forth in the Offer Letter, provided that, (i) the change in the Executive’s duties and responsibilities as contemplated by this Agreement shall in no event constitute “Good Reason” for purposes of the Offer Letter or any other agreement or arrangement by and between the Executive and the Company or any of its affiliates, including but not limited to that certain Change of Control/Severance Agreement by and between the Executive and the Company, dated September 8, 2015 (the “Severance Agreement”), and (ii) the Executive will not initiate or otherwise engage in any discussions regarding a potential merger, consolidation or similar transaction regarding the Company or any of its subsidiaries, and the Executive acknowledges that such discussions will be the exclusive responsibility of the Board following the execution of this Agreement. Effective as of the Transition Date (unless otherwise mutually agreed by the parties), the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from his position as the President and Chief Executive Officer of the Company, and, except as expressly provided in this Section 1, from all of the Executive’s positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates), including, without limitation, as a member of the Board of Directors of the Company (the “Board”). The Executive shall execute such additional documents as reasonably requested by the Company to evidence the foregoing resignations.

For the avoidance of doubt, in order to receive the Severance Benefits (as defined below), the Executive must not voluntarily terminate his employment prior to the Transition Date (other than in the event of Good Reason as modified above or a material breach of this Agreement by the Company, subject, in each case, to the notice and cure provisions set forth in the definition of Good Reason as provided in the Offer Letter); provided, however, that in the event of the Executive’s death or Disability (or termination for Good Reason as modified above or as a result of a material breach of this Agreement by the Company, subject, in each case, to the notice and cure provisions set forth in the definition of Good Reason as provided in the Offer Letter), the Executive (or the Executive’s estate) will be entitled to receive the Severance Benefits in accordance with the terms of this Agreement.

2. Final Compensation; Severance; Survival of Rights and Obligations.

(a) Final Compensation. Within thirty (30) business days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive (i) the Executive’s “Base Salary” (as defined in the Offer Letter) for the final payroll period of the Executive’s employment through the Separation Date, (ii) any vacation time earned but not used as of the Separation Date, (iii) reimbursement for business expenses incurred by the Executive but not yet paid to the Executive as of the Separation Date; provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the Separation Date, and provided further that such expenses are reimbursable under Company policies as then in effect; and (iv) any amounts or benefits due to the Executive under any benefit or equity plan, program or arrangement in accordance with the terms of such plan, program or arrangement. In addition, the Executive will be entitled to a prorated (or full) portion (calculated based on the number of days in calendar year 2020 prior to the Separation Date) of the annual bonus under the “MIP” (as defined in the Offer Letter) for calendar year 2020, to the extent that an annual bonus would have been earned by the Executive under the MIP based on actual full-year performance had the Executive remained employed through the end of calendar year 2020, which will be paid when such bonuses are paid to active employees. The Executive shall also receive his vested and accrued benefits pursuant to the terms of any applicable Company employee benefit plans, which vested and accrued benefits shall be paid or provided to the Executive in accordance with the terms of such applicable Company employee benefit plans

(b) Severance Payments. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance in all material respects with the terms and conditions of this Agreement (provided, that, in the event of any noncompliance, the Company provides Executive with written notice of such noncompliance and not less than ten (10) days to cure such noncompliance if capable of cure), the Company agrees to pay to Executive $4,252,500.00, which represents two (2) times the sum of the Executive’s (i) annual base salary rate for calendar year 2020, and (ii) target annual incentive compensation opportunity for calendar year 2020 (such payments, less applicable federal, state, and local withholdings, taxes and any other deductions required by law, the “Severance Payment”), which shall be paid in substantially equal installments in accordance with the Company’s regular payroll practices during the twenty- four (24) -month period commencing on the first regularly scheduled pay period following the

Second Release Effective Date, but in no event later than the date that is sixty (60) days following the Separation Date, with the first payment of the Severance Payments to include payment of any portion of the Severance Payments that were otherwise scheduled to be paid prior thereto; provided that if such sixty (60) -day period begins in one calendar year and ends in the next calendar year, the Severance Payments shall commence in the second calendar year even if the Second Release Effective Date occurs in the first calendar year (with the first payment of the Severance Payments to include payment of any portion of the Severance Payments that were otherwise scheduled to be paid prior thereto).

(c) Health Payment. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement, the Company agrees to pay to Executive an amount equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which the Executive (and the Executive’s dependents) were participating as of the Separation Date for the twenty-four (24) -month period following the Separation Date (such payment, as determined based on the premium rates in effect as of the Separation Date, less applicable federal, state, and local withholdings, taxes and any other deductions required by law, the “Health Payment”, and together with the Severance Payments and the stock option extension described in Section 2(d), collectively, the “Severance Benefits”), which shall be paid in one lump sum payment in accordance with the Company’s regular payroll practices on the first regularly scheduled pay period following the Second Release Effective Date.

(d) Equity Awards. Executive’s rights with respect to any outstanding equity awards will be governed by the terms and conditions of the governing plan and award agreements; provided that, if the Second Release Effective Date occurs, the Executive’s then vested portion of the Executive’s stock options with a grant date of December 5, 2017 and December 10, 2018, respectively, shall remain outstanding and exercisable until the one (1)-year anniversary of the Separation Date, subject to the Executive’s compliance with the Continuing Obligations, and the governing award agreements shall be deemed amended to so provide.

(e) No Other Compensation; Severance Agreement. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Offer Letter, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company. Notwithstanding the foregoing, for the avoidance of doubt, the Executive retains the right to receive all payments and benefits, if any, that may become due under the Severance Agreement, which shall be paid or provided to the Executive in accordance with the terms of the Severance Agreement.

3. Release.

(a) In consideration for the payments and benefits to be provided to the Executive pursuant to this Agreement and pursuant to the Offer Letter, which are conditioned on the Executive’s execution of this Agreement, and to which the Executive not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, on the Executive’s own behalf and on behalf of the Executive’s heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through the Executive, the Executive hereby releases and forever discharges the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which the Executive now has or ever has had against the Released Parties, or any of them, in any way related to, connected with or arising out of the Executive’s employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour laws, wage payment and fair employment practices laws of the state or states in which the Executive has provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that the Executive signs this Agreement, and the Executive hereby waives all such Claims.

(b) The Executive understands that nothing contained in this Section 3 shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that the Executive hereby agrees to waive the Executive’s right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by the Executive or by anyone else on the Executive’s behalf. The Executive further understands that nothing contained in this Section 3 shall be construed to limit, restrict or in any other way affect the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity. For the avoidance of doubt, no provision of this Agreement shall be construed as prohibiting or restricting the Executive (or the Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(c) The Executive acknowledges that the Executive will continue to be bound by the Executive’s obligations under the Offer Letter that survive the termination of the Executive’s employment on the Separation Date by the terms thereof or by necessary implication, including without limitation the Restrictive Covenants (all of the foregoing obligations, the “Continuing Obligations”). The Executive further acknowledges that the obligation of the Company to pay or provide the Severance Benefits, and the Executive’s right to retain the same, are expressly conditioned upon the Executive’s continued performance of the Executive’s obligations hereunder and of the Continuing Obligations.

(d) The Executive understands that nothing contained in this Section 3 will adversely affect the Executive’s rights to enforce the terms of this Agreement or the Severance Agreement, and shall not adversely affect the Executive’s right to any indemnification coverage under the Company’s director’s and officer’s liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which the Executive would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services the Executive rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

(e) Subject to Section 3(b), the Executive agrees that the Executive will not disparage or criticize the Company, its affiliates, their business, their directors, management or their products or services. The Company agrees that no member of the Board or any executive officer of the Company will disparage or criticize the Executive. Notwithstanding the foregoing, nothing contained in this Section 3(e) shall preclude the Executive or the Company (or its directors or executive officers) from making truthful statements that are required by applicable law, regulation or governmental investigation or are pursuant to legal process. The provisions of this Section 3(e) shall expire on the second (2nd) anniversary of the Separation Date.

(f) The Board acknowledges and represents that, as of the date this Agreement is executed, the Board is unaware of the existence of any claims that the Company may have against the Executive.

4. Return of Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which came into the Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the Separation Date, or any time prior thereto at the Company’s request, the Executive shall return to the Company all such property of the Company. Notwithstanding the foregoing, the Executive may retain his contacts and calendar along with his Company-provided laptop, printer, iPad and phone. The Company may have an IT specialist scrub such equipment for any proprietary or confidential information on or immediately prior to the Separation Date.

5. Publicity. The Executive shall not issue, without consent of the Company, any press release or make any public announcement with respect to this Agreement.

6. No Assignments; Binding Effect. Except as provided in this Section 6, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operations and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate or designated beneficiary, in the event of the Executive’s death), and their respective permitted successors and assigns.

7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

8. Venue. The Executive and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

9. Entire Agreement; Restrictive and Other Covenants.

(a) The Executive understands that this Agreement, all relevant plans referred to herein and the sections of the Offer Letter and Severance Agreement that survive termination, including but not limited to Section 3 of the Offer Letter, constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive.

(b) Notwithstanding the foregoing, Section 3 of the Offer Letter shall survive in accordance with their terms. For the avoidance of doubt, Executive agrees to comply at all times with Section 3 of the Offer Letter.

10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be done in accordance with Section 15 of the Offer Letter.

11. Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

12. Withholding; Code Section 409A. Withholding. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions.

(b) Section 409A. The intent of the parties is that all payments, compensation and benefits contemplated hereunder that are subject to “Section 409A” (as defined in the Offer Letter) will be paid or provided in compliance with Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. The provisions of the Offer Letter relating to Section 409A, including Section 9 of the Offer Letter, are hereby incorporated into this Agreement with full force and effect.

13. Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider this Agreement for twenty-one (21) days; (c) fully understands the significance of all of the terms and conditions of this Agreement; (d) has been advised to consult with an attorney before executing this Agreement and the Executive has done so or, after careful reading and consideration, has chosen not to do so of the Executive’s own volition; and (e) is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Agreement.

14. Initial Consideration and Revocation Period; Effectiveness. The Executive understands that the Executive will have twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. The Executive understands that the Executive may execute this Agreement less than twenty-one (21) days from its receipt from the Company, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Agreement by signing it and returning it to the Company’s General Counsel, within such twenty-one (21) day period. After executing this Agreement, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh (7th) day after the date that the Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs this Agreement (the “Effective Date”). In the event that the Executive does not accept this Agreement as set forth above, or in the event that the Executive revokes this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

15. Re-Execution of Agreement. The Company’s obligations under Sections 2(b), 2(c) and 2(d) of this Agreement are strictly contingent upon the Executive’s re-execution and non- revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, the Executive advances to the Re-Execution Date Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 3 of this Agreement. The Executive shall have seven (7) calendar days from the Re-Execution Date to revoke his re-execution of this Agreement by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh (7th) day after the Re-Execution Date. In the event of no revocation by the Executive, the date of the releases and covenants set forth in Section 3 of this Agreement shall be advanced through the Re-Execution Date on the eighth (8th) day after the Re-Execution Date (the “Second Release Effective Date”). In the event of such revocation by the Executive, the date of the releases and covenants set forth in Section 3 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement and the Company shall not be obligated to provide the consideration in Sections 2(b), 2(c) and 2(d) of this Agreement.

16. Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.

17. Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Transition and Separation Agreement as of the date set forth below.

WATERS CORPORATION

By:	/s/ Sherry L. Buck	Dated: June 17, 2020
Name: Sherry L. Buck
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE

By:	/s/ Christopher J. O’Connell	Dated: June 17, 2020
Print Name: Christopher J. O’Connell

RE-EXECUTED (ON OR FOLLOWING THE SEPARATION DATE)	Dated: , 20

Print Name: Christopher J. O’Connell